Exhibit 99.6

                             EMPIRE GLOBAL CORP.
                             (the "Corporation")

                COMPENSATION COMMITTEE CHAIR POSITION DESCRIPTION


Appointment

    1. The Chair of the Compensation Committee (the "Committee") will be appointed, serve and be removed at the pleasure of the Board.


Duties of the Committee Chair

    2. In addition to fulfilling his or her duties as an individual director, the duties of the Chair are to:

        (a) serve as the Committee's role model for responsible, ethical and effective decision making;

        (b) lead the Committee in discharging all duties set out in the Committee Charter and as are delegated to the authority of the Committee by the Board;

        (c) take reasonable steps to ensure that the Committee members execute their duties pursuant to the Committee Charter;

        (d) manage the affairs of the Committee to ensure that the Committee is organized properly and functions effectively;

        (e) preside at, and together with the members as appropriate, call, schedule and prepare the agenda for each meeting of the Committee;

        (f) coordinate with management and advisors engaged by the Committee to ensure that:

            (i) documents are delivered to members in sufficient time in advance of Committee meetings for a thorough review;

            (ii) matters are properly presented for the Committee's consideration at meetings;

            (iii) members have an appropriate opportunity to discuss issues at each meeting;

            (iv) members have an appropriate opportunity to question management, employees and advisors regarding compensation issues and all other matters of importance to the Committee; and

            (v) members work constructively towards their recommendations to the Board;

        (g) communicate with each member of the Committee to ensure that:

            (i) each member has the opportunity to be heard and participate in decision making; and

            (ii) each member is accountable to the Committee;


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        (h) arrange for the preparation, accuracy and distribution of all minutes of the Committee to its members and advisors, as appropriate;

        (i) ensure that the Committee, following each meeting:

            (i) reports to the Board regarding its activities, findings and recommendations; and

            (ii) makes Committee information available to any director upon request; and

        (j) assist in maintaining effective working relationships between Committee members, the Board, the President & CEO, advisors, executive officers and management.